EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2006 relating to the financial statements, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in Dade Behring Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 11, 2007